April 12, 2024

Dear Shareholder:

You are cordially invited to attend the 2024 Annual Meeting of Shareholders of First Northern Community Bancorp (the “Company”) on Tuesday, May 14, 2024, at 5:30 p.m., local time.  The meeting will be held at First Northern Bank’s Operations Center located at 210 Stratford Avenue in Dixon, California.
At the meeting, shareholders will be asked to elect as directors the eleven individuals nominated by the Board of Directors, and to ratify the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, and to address such other matters as may properly come before the Annual Meeting or any adjournment thereof.  The accompanying Proxy Statement provides detailed information about the nominees for director, the independent registered public accounting firm, and other matters regarding the Annual Meeting.  Included with this Proxy Statement is the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
The Board of Directors recommends that you vote “FOR” the election of the eleven directors nominated.  The Board of Directors recommends that you vote “FOR” ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.
It is very important that as many shares as possible be represented at the meeting.  Whether or not you plan to attend the Annual Meeting, we respectfully ask that you sign and return the enclosed proxy in the postage–paid envelope as soon as possible.  So that we may provide adequate seating and refreshments, please be sure to indicate whether or not you plan to attend the Annual Meeting in person by completing the bottom portion of the proxy form.

We look forward to seeing you at the meeting on May 14th.

Sincerely,
Jeremiah Z. Smith
President and Chief Executive Officer

Enclosures

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 14, 2024
To the Shareholders of First Northern Community Bancorp:
The 2024 Annual Meeting of Shareholders of First Northern Community Bancorp (the “Company”) will be held at First Northern Bank’s Operations Center located at 210 Stratford Avenue, Dixon, California 95620, on Tuesday, May 14, 2024, at 5:30 p.m., local time, to:
1.
Elect the following eleven (11) directors, each to serve until the next Annual Meeting of Shareholders, until their successors are elected and qualified, or until an individual director has reached the mandatory retirement age of 75 years (or, if approved by the Board of Directors, at the adjournment of the first meeting of the Board of Directors following his or her 75th birthday):

Patrick R. Brady Richard M. Martinez Mark C. Schulze
John M. Carbahal                                                           Foy S. McNaughton                                                       Jeremiah Z. Smith
Gregory DuPratt Sean P. Quinn                                                                 Louise A. Walker
Barbara A. Hayes                                                           Daniel F. Ramos
2.
Ratify the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP to act as the independent registered public accounting firm of First Northern Community Bancorp for the fiscal year ending December 31, 2024.

3.	Act upon such other matters as may properly come before such meeting or any adjournment or postponement thereof.
All of the above matters are more fully described in the accompanying Proxy Statement.
Shareholders of record at the close of business on March 28, 2024, are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.
You are strongly encouraged to complete, sign, date and return as promptly as possible, the accompanying proxy card in the return envelope provided for your use.  The giving of such proxy will not affect your right to revoke such proxy prior to or during the meeting.
BY ORDER OF THE
BOARD OF DIRECTORS

Patrick R. Brady	Jeremiah Z. Smith
Chairman of the Board	President and Chief Executive Officer

Dated: April 10, 2024

Table of Contents

2024 Annual Meeting Of Shareholders ………………...……………………………………..……...	1
Voting Rights and Vote Required ……………...……………………………………..……...	1
Voting of Proxies—Quorum ………………...……………………………………..……...	2
Revocability of Proxy ………………...……………………………………..……...	3
Proposal 1 Nomination and Election of Directors ………………...……………………………………..……...	3
Nominees ………………...……………………………………..……...	3
Board Oversight of Risk Management ………………...……………………………………..……...	7
Committees of the Board of Directors of the Company and the Bank………………...……………………………………..……...	7
Compensation Committee Report ……………...……………………………………..……...	10
Board of Directors Meetings ………………...……………………………………..……...	11
Director Independence ………………...……………………………………..……...	11
Director Compensation ………………...……………………………………..……...	12
Report of the Audit Commitee ……………..……..........................................................……...	14
Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm ...……………………………………..…….........................................................................................................................................................................	15
Security Ownership of Certain Beneficial Owners and Management ………………...……………………………………..……...	16
Executive Officers .....…………………………………..……...	17
Executive Compensation …...……………………………………..……...	17
Proposal 2 Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm………………...……………………………………..……..................................................................................................................................	30
Transactions with Related Persons ……………………………………..……...	31
Insider Lending Policy …...……………………………………..……...	31
Anti-Hedging Policy ……...……………………………………..……...	31
Delinquent Section 16(A) Reports ……...……………………………………..……...	31
Information Available to Shareholders ……...……………………………………..……...	31
Shareholder Proposals ……...……………………………………..……...	32
Other Matters ……...……………………………………..……...	33

FIRST NORTHERN COMMUNITY BANCORP
195 North First Street, Dixon, California 95620
PROXY STATEMENT
2024 Annual Meeting Of Shareholders
This Proxy Statement is furnished to the shareholders of First Northern Community Bancorp (the “Company”) in connection with the solicitation of proxies to be used in voting at the 2024 Annual Meeting of Shareholders of the Company to be held on May 14, 2024, at First Northern Bank’s Operations Center located at 210 Stratford Avenue, Dixon, California, at 5:30 p.m., local time, and at any adjournment or postponement thereof.  The solicitation of proxies in the form accompanying this Proxy Statement is made by the Board of Directors of the Company, and the costs of such solicitation, including the expense of preparing, assembling, printing, and mailing this Proxy Statement and the material used in this solicitation of proxies, will be borne by the Company.  It is contemplated that proxies will be solicited through the mail, but officers and staff of the Company may solicit proxies personally.  The Company may, at its discretion, engage the services of a proxy solicitation firm to assist in the solicitation of proxies.  The total expense of this solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding soliciting material and such expenses as may be paid to any proxy solicitation firm engaged by the Company.
It is expected that this Proxy Statement and accompanying Notice will be mailed to shareholders on or about April 12, 2024.
A proxy for the Annual Meeting is enclosed.  Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is voted by delivering an instrument revoking it, or a duly executed proxy bearing a later date, to our Corporate Secretary at 195 North First Street, Dixon, California 95620.  In addition, a proxy will be revoked if the person executing the proxy is present at the Annual Meeting and advises the Chairman of his or her election to vote in person.
The proxy also confers discretionary authority to vote the shares represented thereby on any matter that was not known at the time this Proxy Statement was mailed which may properly be presented for action at the Annual Meeting; action with respect to procedural matters pertaining to the conduct of the Annual Meeting; and election of any person to serve as a director in lieu of a bona fide nominee named herein, if such nominee is unable or unwilling to serve.
UNLESS REVOKED, ALL SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED IN TIME FOR THE MEETING WILL BE VOTED AS SPECIFIED IN SUCH PROXY OR, IF NOT SPECIFIED, THEN IN FAVOR OF THE ELECTION OF THE ELEVEN NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF MOSS ADAMS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024, AND IN THE DISCRETION OF THE PROXYHOLDERS WITH RESPECT TO ALL OTHER PROPOSALS PROPERLY BROUGHT BEFORE THE MEETING.
Voting Rights and Vote Required
Only shareholders of record at the close of business on the record date of March 28, 2024, will be entitled to vote in person or by proxy at the Annual Meeting.  On the record date, there were 15,550,731 shares of our common stock outstanding.
Shareholders of common stock of the Company are entitled to one vote for each share held, except that in the election of directors, under California law and the Bylaws of the Company, each shareholder may be eligible to exercise cumulative voting rights for the election of directors and may be entitled to as many votes as shall equal the number of shares of common stock of the Company held by such shareholder multiplied by the number of directors to be elected, and such shareholder may cast all of such votes for a single nominee or may distribute them among two or more nominees.  No shareholder, however, shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of common stock held by such shareholder multiplied by the number of directors to be elected) unless the name(s) of the candidate(s) has (have) been placed in nomination prior to voting in accordance with Article III, Section 23 of the Company’s Bylaws (which requires that nominations made other than by the Board of Directors be made at least 30 and not more than 60 days prior to any meeting of shareholders) and a shareholder has given notice to the Company of an intention to cumulate votes prior to the voting in accordance with Article II, Section 13 of the Company’s Bylaws.  If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination, in which event votes represented by proxies delivered pursuant to this Proxy Statement may be cumulated, in the discretion of the proxyholders, in accordance with the recommendation of the Board of Directors.  Discretionary authority to cumulate votes in such event is, therefore, solicited in this Proxy Statement.

The vote required to approve each proposal is as follows:
1.
In the election of directors, the eleven nominees receiving the highest number of votes will be elected.  It is required that all shareholders who hold their shares in “street name” provide voting instructions for nominees as brokerage firms, banks and other such nominees no longer have discretionary authority to vote your shares for you; therefore, we respectfully request that you provide voting instructions to your broker, bank or other nominee if your shares are held in “street name”.

2.
Ratification of the appointment by the Audit Committee of the Board of Directors of the independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.

If you hold your shares in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee.  Your brokerage firm, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares.  If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote.  Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum.  Your broker or other nominee has discretionary authority to vote your shares on the ratification of Moss Adams LLP as our independent auditor.  Brokers that have sent proxy soliciting materials to a beneficial owner but have not received voting instructions from the beneficial owner may nevertheless vote on routine matters, including the ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as independent registered public accounting firm.  If you hold your shares in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting.

Voting of Proxies – Quorum
The shares of common stock of the Company represented by all properly executed proxies received in time for the Annual Meeting will be voted in accordance with the shareholders’ choices specified therein; where no choices have been specified, the shares will be voted “FOR” each of the eleven (11) nominees for director recommended by the Board of Directors, “FOR” the ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2024, and at the proxyholder’s discretion on such other matters, if any, which may properly come before the Annual Meeting (including any proposal to adjourn the Annual Meeting).  A majority of the shares entitled to vote, represented either in person or by a properly executed proxy, will constitute a quorum at the Annual Meeting.

Abstentions and broker “non-votes” are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum.
Revocability of Proxy
A shareholder using the enclosed proxy may revoke the authority conferred by the proxy at any time before it is exercised by delivering written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company at our executive offices located at 195 North First Street, Dixon, California 95620, or by appearing and voting by ballot in person at the Annual Meeting after advising the Chairman of the shareholder’s intention to do so.
Proposal 1
Nomination and Election of Directors

At the Annual Meeting it will be proposed to elect eleven (11) directors of the Company, each to hold office until the next annual meeting, until their successors shall be elected and qualified, or until an individual director has reached the mandatory retirement age of 75 years (or, if approved by the Board of Directors, at the adjournment of the first meeting of the Board of Directors following his or her 75th birthday).  It is the intention of the proxyholders named in the enclosed proxy to vote such proxies (except those containing contrary instructions) for the eleven (11) nominees named below. The eleven (11) nominees consist of all the incumbent directors of the Company.
The Board of Directors does not anticipate that any of the nominees will be unable or unwilling to serve as a director of the Company, but if that should occur before the Annual Meeting, the proxyholders, in their discretion, upon the recommendation of the Company’s Board of Directors, reserve the right to substitute a nominee and vote for another person of their choice in the place and stead of any nominee unable or unwilling to serve.  The proxyholders reserve the right to cumulate votes for the election of directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the proxyholders may determine in their discretion, based upon the recommendation of the Board of Directors.

Nominees
The following table sets forth each of the nominees for election as a director, their age, their position with the Company, and the period during which they have served as a director of the Company and the Bank.
Name	Age	Position With The Company	Director of Bank Since	Director of The Company Since
Patrick R. Brady	71	Chairman of the Board	2013	2013
John M. Carbahal	69	Director	1996	2000
Gregory DuPratt	70	Director	1996	2000
Barbara A. Hayes	60	Director	2016	2016
Richard M. Martinez	68	Director	2011	2011
Foy S. McNaughton	73	Director	2000	2000
Sean P. Quinn	67	Director – Vice Chairman of the Board	2016	2016
Daniel F. Ramos	66	Director	2020	2020
Mark C. Schulze	53	Director	2017	2017
Jeremiah Z. Smith	48	President, Chief Executive Officer, and Director	2023	2023
Louise A. Walker	63	Director	2011	2011

Patrick R. Brady retired as Chief Executive Officer of Sutter Roseville Medical Center in 2018.  He had been involved with Sutter since 1981.  Prior to assuming his role at Sutter Roseville, Mr. Brady served as the Chief Executive Officer of Sutter Solano Medical Center (SSMC) for approximately six and a half years.  Prior to SSMC, he served in a variety of executive level positions with Sutter Health in the greater Sacramento Area and in hospital management in Los Angeles, California and Tucson, Arizona.  Mr. Brady has a Bachelor of Science degree in Public Administration from the University of Arizona and a Master’s degree in Hospital Administration from the University of Minnesota.  His professional activities include leadership roles in healthcare associations and advocacy groups.  He has participated actively in local and regional affairs through a variety of community boards.  Mr. Brady’s service on boards both in the private and public sectors, and experience as a Chief Executive Officer, has provided him with extensive knowledge and experience in financial management, corporate governance, and risk management.  Mr. Brady is Chairman of the Board and the Nominating and Corporate Governance Committee, and a member of the Bank’s Asset/Liability, Compensation, and Loan Committees.
John M. Carbahal is a Certified Public Accountant and since 1984 has been a principal and shareholder of Carbahal & Company, Inc., an Accountancy Corporation.  Mr. Carbahal received his undergraduate degree in Business Administration – Accounting from California State University, Chico, and his Master of Business Administration from Golden Gate University.  He is currently a member of the American Institute of Certified Public Accountants, as well as the California Society of Certified Public Accountants.  He is very involved in the community as a member of the Winters Rotary Club.  He is a past board member of the Yolo County Land Trust, and past president of the Winters Rotary Club and the Yolo County Chamber of Commerce.  Mr. Carbahal’s service on boards both in the private and public sectors, and his experience as a Certified Public Accountant and owning his own company, has provided him with extensive knowledge and experience in financial management, corporate governance, risk management, and auditing.  Mr. Carbahal is Chairman of the Bank’s Audit Committee, and a member of the Bank’s Asset/Liability, Loan, and Nominating and Corporate Governance Committees.
Gregory DuPratt served as Vice President/Sales Manager of Ron DuPratt Ford until 2014.  The Dixon automobile dealership and family business was established in 1956.  Prior to becoming Vice President, Mr. DuPratt worked in all phases of the dealership from the repair shop to accounting, sales, and sales management.  Mr. DuPratt graduated with honors from the University of Southern California with a Master of Business Administration.  He is involved in the community as a member of the Dixon Rotary Club (past President), Chamber of Commerce Board Member, Silveyville Cemetery District Board Member, and numerous Ad Hoc Committees.  Mr. DuPratt’s management and marketing experience, in addition to his service on boards, has provided him with extensive operational and oversight experience with regard to corporate governance, marketing, and management.  Mr. DuPratt is a member of the Bank’s Asset/Liability, Compensation, Loan, and Nominating and Corporate Governance Committees.
Barbara A. Hayes is the Chief Economic Development Officer at Rural County Representatives of California (RCRC).  RCRC represents 40 member counties, championing policies and promoting economic development that strengthens rural economies across California.  She is past President & CEO of the Sacramento Area Commerce and Trade Organization (SACTO), an economic development organization and business recruiter serving the six-county Sacramento Region.  Ms. Hayes served 14 years as President and CEO, and six years as Deputy Director, of SACTO.  Prior to joining SACTO, Ms. Hayes held positions with the California Trade and Commerce Agency.  She has extensive knowledge and experience with strategic visioning and planning, economic development, public policy and legislative relations, marketing, and corporate communications.  Ms. Hayes holds a Bachelor of Arts in International Relations and Economics from the University of California, Davis.  She also completed coursework in accounting and business law at Sacramento State University and holds a Public Service Ethics Certificate.  Ms. Hayes serves as a corporate director with California Statewide Certified Development Corporation.  Ms. Hayes is a member of the Bank’s Asset/Liability, Compensation, Information Services Steering and Loan Committees.
Richard M. Martinez is a partner in Triad Farms, a diversified row crop farm that operates property in Solano and Yolo Counties.  He has been responsible for the financial management of the farming operations for over 30 years.  From 1981 to 1985, Mr. Martinez was employed by the Yolo County Flood Control and Water Conservation District in Yolo County and served as Division Manager for the Irrigation and Flood Control operations.  Mr. Martinez received a Bachelor of Science Degree in Agriculture from California State University, Chico.  He served for 20 years as a director for the Dixon Resource Conservation District and also served as the Chairman for the Dixon Joint Powers Authority for regional drainage.  Mr. Martinez remains active in many agricultural and natural resources related associations and advisory committees.  His experience in the management of both private and public sectors in the region has provided him with extensive knowledge of the local agriculture community.  Mr. Martinez is a member of the Bank’s Compensation, Loan, and Nominating and Corporate Governance Committee Committees.

Foy S. McNaughton is the President and Chief Executive Officer of McNaughton Newspapers, a group of community newspapers that includes the Davis Enterprise, Daily Republic (Fairfield), Mountain Democrat (Placerville), Winters Express, and Life Newspapers (El Dorado County).  He has held this position since 1985 and also operates as the company’s CFO.  His newspapers employ over 250 people in the local area.  Mr. McNaughton has served on the board of directors of many community groups such as the Davis and Fairfield Chambers of Commerce and Rotary Clubs.  He is past president of the Travis Regional Armed Forces Committee, Sutter Davis Hospital, and the Fairfield Community Services Foundation.  He has been a resident of Davis, California since 1973.  Mr. McNaughton’s service on boards of both private and public sector companies has provided him with broad financial knowledge and experience in marketing and advertising and extensive operational and oversight management.  Mr. McNaughton is the Chairman of the Bank’s Loan Committee and a member of the Bank’s Audit, and Information Services Steering Committees.
Sean P. Quinn is the former City Manager for the City of Fairfield, where he served from 2007 to 2014 (and as Interim City Manager in 2019).  Prior to that, Mr. Quinn was the Director of Community Development for the City of Fairfield, where he oversaw planning, economic development, redevelopment, real estate, housing, business financing, and development planning/review.  Mr. Quinn has owned his own small business and worked for a firm that provided small business lending and industrial, commercial, and residential development.  Mr. Quinn has also worked in economic forecasting.  In 2021, Mr. Quinn served as the Interim President/CEO of Solano Economic Development Corporation.  Mr. Quinn received a Bachelor of Arts degree in Business Economics from University of California, Santa Barbara and did his graduate work in business at Chico State.  Mr. Quinn is a founding member and past president of the California Association for Local Economic Development, past chair of the State of California Economic Development Loan Advisory Committee and past president of the Solano Land Trust.  Mr. Quinn is the past chair and current board member at Paradise Valley Estates and is a past president and current board member of the Fairfield Community Services Foundation and serves on the North Bay Health Advantage Board.  Mr. Quinn’s experience as City Manager and service on boards of both private and public sector companies has provided him with broad financial knowledge, and experience in housing and real estate development, economic development, and risk management.  Mr. Quinn is Chairman of the Bank’s Compensation Committee and a member of the Bank's Audit, Loan, Nominating and Corporate Governance and Profit Sharing Committees.
Daniel F. Ramos has been involved in the commercial real estate industry in the Sacramento region for over 38 years. As Vice President of Ramco Enterprises/Ramco Properties LP., a Yolo County based real estate development company, he has been involved in all aspects of real estate development services including project management, financing, leasing, income property sales, joint venture structuring and negotiations, property management, and commercial construction. As President of Ram Properties, Inc., he has also been involved in real estate sales connected with that company.  Mr. Ramos holds a Bachelor of Science in Business Administration – Real Estate Finance from the University of Southern California. In addition to serving on the First Northern Boards, Mr. Ramos has served, or is serving, on the boards of Sacramento Metro Chamber of Commerce, West Sacramento Foundation, West Sacramento Economic Advisory Commission, Explorit! Science Center, Crocker Art Museum, Yolo Food Bank, and SACTO. He is also serving as trustee of Reclamation District 900 and Reclamation District 827, and is past president of the Sutter Club, West Sacramento Chamber of Commerce, and West Sacramento Rotary Club.  Mr. Ramos’ service on boards both in the private and public sectors and his experience in land development has provided him with extensive knowledge and experience in marketing, real estate development, and management.  Mr. Ramos is a member of the Bank’s Audit, Asset Quality and Loan Committees.
Mark C. Schulze runs business and government affairs for FormLogic, an advanced manufacturing company focused on bringing software and AI to the world of machining.  They focus on high performance parts in the aerospace and astrospace industries.  Mr. Schulze is a co-Founder of Clover Network, Inc.  Clover is a leading payments processor and now a subsidiary of Fiserv, the world’s largest payment processor and one of the largest credit card issuers.  Mr. Schulze has been active in technology and financial services related companies for over 20 years.  Mr. Schulze is also an active investor and limited partner in a number of technology funds and serves as an advisor to companies within Orange’s technology incubator (France Telecom) as well as to companies within the 500 Startups portfolio.  Mr. Schulze graduated from Bowdoin College with a Bachelor of Arts degree in Government.  He has been a long-time shareholder of the Company.  Mr. Schulze’s experience with both private and public companies has provided him with extensive knowledge and experience with payments, marketing, and management.  Mr. Schulze is a member of the Bank’s Audit and Information Services Steering Committees.

Jeremiah Z. Smith has served as President and Chief Executive Officer of the Company and its wholly-owned subsidiary, First Northern Bank, since January 1, 2023.  He served as Senior Executive Vice President and Chief Operating Officer of First Northern from 2014 to 2022 and Executive Vice President and Chief Financial Officer from 2010 to 2014.  Mr. Smith joined the Bank in 2003, was named Assistant Controller in 2005 and was promoted to Senior Vice President and Corporate Controller soon after.  Mr. Smith received a Bachelor of Science in Business Administration with a concentration in Finance from California State University, Sacramento.  In 2008, Mr. Smith graduated from the Pacific Coast Banking School at the University of Washington in Seattle.  Mr. Smith is a member of the American Bankers Association (ABA) BankPac and Payment Systems Administrative Committees, a member of the California Bankers Association (CBA) Board, member and past chairman of CBA’s State Government Relations Committee and a member of CBA’s Agricultural, Membership, and Federal Government Relations Committees.  Mr. Smith is a board member for the Greater Sacramento Economic Council, Solano Economic Development Corporation, and the West Sacramento Chamber of Commerce.  He also is a member of the Sacramento Metro Chamber PAC and is chairman of the Placer Business Alliance’s advisory committee for Banking and Finance.  Mr. Smith serves as chairman of the Community Reinvestment Coalition.  He is also a member of the Rotary Club of West Sacramento.  He served as Honorary Commander of Travis Air Force Base from 2014 to 2016.  Mr. Smith’s extensive service as a board member of both private and public organizations has provided him with extensive knowledge and experience in the banking industry, financial management, risk management, and corporate governance.  Mr. Smith is a member of the Bank’s Asset/Liability, Asset Quality, Loan, Information Services Steering, Compliance and Profit Sharing Committees.
Louise A. Walker served as President and Chief Executive Officer of the Company and First Northern Bank from 2011 through 2022.  Ms. Walker joined First Northern Bank in 1979 and became a member of Senior Management in 1989.  During her career, she held a variety of positions, including Head of Operations and Data Processing and the oversight of Human Resources, Risk Management, Compliance, Accounting, and Finance.  Prior to assuming the position of President and Chief Executive Officer, Ms. Walker held the position of Senior Executive Vice President/Chief Financial Officer for 14 years.  She has a Bachelor of Arts degree in Management from Saint Mary’s College of California.  Ms. Walker is a board member of Pacific Coast Bankers Bank and treasurer and member of the Executive Committee of the Board of Directors of Valley Vision. Ms. Walker is also a member of American Banker Association’s Investment Advisory Committee and president of Lambda Alpha International, Sacramento Chapter and board member of the Sutter Club.  She is also a member of the Finance Committee of Yolo Food Bank and a member of the ERISA Trust Committee of California Bankers Association.  She is past treasurer of American Bankers Association Board of Directors and is past Chairwoman and a member of the Board of Directors and Finance Committee of the California Bankers Association, past board member of the Yolo Food Bank, a past board member of Roseville Community Development Corporation, a member of Dixon Rotary, and past president of Soroptimist International of Dixon.  Ms. Walker’s extensive service as a board member of both private and public organizations has provided her with extensive knowledge and experience in the banking industry, financial management, risk management, corporate governance, and marketing.  Ms. Walker is a member of the Bank’s Asset/Liability, Loan, Information Services Steering, Asset Quality, Compliance and Profit Sharing Committees.
None of the Directors of the Company was selected pursuant to arrangements or understandings other than with the Directors and shareholders of the Company acting within their capacity as such.  There are no family relationships between any of the directors, and none of the directors serve as a director of any other company which has a class of securities registered under, or subject to periodic reporting requirements of, the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940.

Your Board of Directors Recommends a vote “FOR”
the election of the eleven directors nominated.
Board Oversight of Risk Management
The Board of Directors of the Bank is engaged in Bank-wide risk management oversight, which constitutes substantially all of the assets of the Company.  The Board of Directors of the Bank relies upon the Chief Executive Officer to supervise day-to-day risk management and bring to its attention the most material risks to the Bank.  The Chief Executive Officer provides reports directly to the Board of Directors of the Bank and certain of its committees, as appropriate.  Directors may also from time to time rely on the advice of outside advisors and auditors provided they have a reasonable basis for such reliance.
The Board of Directors of the Bank also delegates certain oversight responsibilities to its Board committees.  The full Board of the Bank considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their area of responsibility.  For example, while the primary responsibility for financial and other reporting, internal controls, compliance with laws and regulations, and ethics rests with the management of the Company and the Bank, the Audit Committee provides risk oversight with respect to our financial statements and our internal controls over financial reporting.  For a description of the functions of the various committees of the Board, see “Committees of the Board of Directors of the Company and the Bank” below.
Committees of the Board of Directors of the Company and the Bank
The Company does not have Audit, Nominating or Compensation Committees or committees performing similar functions.  However, the Board of Directors of the Bank has several standing committees, as discussed below, including Audit, Compensation, Loan, and Nominating and Corporate Governance committees, which perform the functions of such committees for the Company.  The Directors of the Company are also Directors of the Bank.  As such, the Bank committees supervise and review the activities of the Bank, which constitute substantially all of the assets of the Company on a consolidated basis.  The Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee have charters which are available for review on the Bank’s website at www.thatsmybank.com.
The Bank has a standing Asset/Liability Committee composed of Patrick R. Brady, John M. Carbahal, Gregory DuPratt, Barbara A. Hayes, Jeremiah Z. Smith, and Louise A. Walker.  Kevin Spink, Executive Vice President and Chief Financial Officer, is the Asset/Liability Committee Chairman.  The Asset/Liability Committee reviews and oversees the management of the Bank’s assets and liabilities.  The Asset/Liability Committee held 4 meetings in 2023.
The Bank has a standing Audit Committee composed of John M. Carbahal, Foy S. McNaughton, Sean P. Quinn, Daniel F. Ramos, and Mark C. Schulze.  John M. Carbahal is the Audit Committee Chairman.  The Audit Committee reviews and oversees the audit results for the Bank and our internal controls over financial reporting.  The Audit Committee of the Bank held 5 meetings during 2023.
The Bank has a standing Asset Quality Committee composed of Daniel F. Ramos, Jeremiah Z. Smith, and Louise A. Walker.  Chaille James, Senior Vice President/Special Assets Manager, is the Committee Chairwoman.  The Asset Quality Committee held 4 meetings during 2023 for the purpose of reviewing and monitoring asset quality in the Bank’s loan portfolio.
The Bank has a standing Compensation Committee composed of Patrick R. Brady, Gregory DuPratt, Barbara A. Hayes, Richard M. Martinez, and Sean P. Quinn.  Sean P. Quinn is the Compensation Committee Chairman.  The Compensation Committee held 8 meetings during 2023 for the purpose of reviewing and recommending to the Bank’s Board of Directors the Bank’s compensation objectives and policies and administering the Company’s stock plans.
The Bank has a standing Compliance Committee composed of Jeremiah Z. Smith and Louise A. Walker.  Julie Robinson, Senior Vice President/Compliance Manager, is the Compliance Committee Chairwoman.  The Compliance Committee held 4 meetings during 2023 for the purpose of reviewing and monitoring the Bank’s compliance program policies and procedures.

The Bank has a standing Information Services Steering Committee composed of Barbara A. Hayes, Foy S. McNaughton, Mark C. Schulze, Jeremiah Z. Smith, and Louise A. Walker.  Denise Burris, Executive Vice President/Chief Information Officer, is the Information Services Steering Committee Chairwoman.  The Committee held 3 meetings during 2023 for the purpose of reviewing and monitoring bankwide information technology issues and safety according to the Information Services Department policies and procedures.
The Bank has a standing Loan Committee composed of Patrick R. Brady, John M. Carbahal, Gregory DuPratt, Barbara A. Hayes, Richard M. Martinez, Foy S. McNaughton, Sean P. Quinn, Daniel F. Ramos, Jeremiah Z. Smith, and Louise A. Walker.  Foy S. McNaughton is the Loan Committee Chairman.  The Loan Committee held 21 meetings during 2023 for the purpose of approving loans and loan policy.
The Bank has a standing Profit Sharing Committee composed of Sean P. Quinn, Jeremiah Z. Smith, and Louise A. Walker.  The Profit Sharing Committee held 4 meetings during 2023 for the purpose of considering plan administration and investments.
The Bank has a standing Nominating and Corporate Governance Committee composed of Patrick R. Brady, John M. Carbahal, Gregory DuPratt, Richard M. Martinez, and Sean P. Quinn.  Patrick R. Brady is the Nominating and Corporate Governance Committee Chairman.  The Nominating and Corporate Governance Committee held 2 meetings during 2023 for the purpose of considering corporate governance best practices which includes environmental and social issues and to review and nominate potential candidates for directors of the Bank and the Company as needed.  This Committee fulfills the responsibilities of a director nominating committee for the Company.  The Nominating and Corporate Governance Committee operates under a written charter which is available for review on the Bank’s website at www.thatsmybank.com.
The Nominating and Corporate Governance Committee will consider candidates nominated by the Company’s shareholders, directors, officers, and from other external sources.  The Company does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, but the Nominating and Corporate Governance Committee strives to nominate Directors with a variety of complementary attributes so that, as a group, the Board of Directors will possess the appropriate talent, skills, and expertise to oversee our business.  In evaluating candidates, the Board of Directors considers the attributes of the candidate (including skills, experience, diversity, age, legal and regulatory requirements, and those from underrepresented groups), and the needs of the Board of Directors, and will review all candidates in the same manner, regardless of the source of the recommendation.
The Board of Directors will consider candidates nominated by the shareholders of the Company if the nomination is made in writing in accordance with the procedures for nominating Directors of the Company, as described herein.  These nomination procedures are designed to give the Board of Directors advance notice of competing nominations, if any, and the qualifications of nominees, and may have the effect of precluding third–party nominations if the nomination procedures are not followed.
Pursuant to Article III, Section 23 of the Bylaws of the Company, director nominations, other than those made by the Board of Directors, shall be made by notification in writing delivered or mailed to the President of the Company, not less than 30 days or more than 60 days prior to any meeting of shareholders called for election of directors.  The provision also requires that the notice contain detailed information necessary to determine if the nominee is qualified under our Bylaws.  Under our Bylaws, no person may be a member of the Board of Directors:
•
who has not been a resident for a period of at least two years immediately prior to his or her election of a county in which any subsidiary of the Company maintains an office, unless the election of such person is approved by the affirmative vote of at least two-thirds of the members of the Board of Directors of the Company then in office;

•
who owns, together with his or her family residing with him or her, directly or indirectly, more than one percent of the outstanding shares of any banking corporation, affiliate or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company;

•
who is a director, officer, employee, agent, nominee, or attorney of any banking corporation, affiliate, or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company (subject to certain exceptions); or

•
who has or is the nominee of anyone who has any contract, arrangement or understanding with any banking corporation, or affiliate or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company (a “covered entity”), or with any officer, director, employee, agent, nominee, attorney or other representative of such covered entity, that he or she will reveal or in any way utilize information obtained as a director of the Company or that he or she will, directly or indirectly, attempt to effect or encourage any action of the Company.

Nominations not made in accordance with the procedures set forth in the Company’s Bylaws may, in the discretion of the Chairman of the Annual Meeting, be disregarded, and, upon his or her instruction, the inspector(s) of election shall disregard all votes cast for such nominee(s).  A copy of Sections 22 and 23 of Article III of the Company’s Bylaws may be obtained by sending a written request to:  Ms. Devon Camara-Soucy, Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.
The Bank has several other committees that meet on an as-needed basis.
If you wish to communicate with the Board of Directors, you may send correspondence to the Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.  The Corporate Secretary will submit your correspondence to the Board of Directors or the appropriate committee, as applicable.

Compensation Committee Report
Role of the Compensation Committee
The Compensation Committee’s purpose is to (a) review and recommend compensation objectives and policies to the Board of Directors, (b) administer the Bank’s and the Company’s stock plans, long-term incentive plans and certain employee benefit plans, (c) review and recommend to the Board the compensation of the Chief Executive Officer, and review and approve compensation for the Bank’s other named executive officers, (d) provide oversight and manage risks relative to all the Company’s incentive plans and (e) produce a Compensation Committee Report for inclusion in the Company’s proxy statement for its annual meeting of shareholders.
The Compensation Committee also periodically reviews the compensation levels of the Board of Directors.  In its review, the Compensation Committee looks to ensure that the compensation is fair, reasonably competitive, and commensurate to the responsibilities of both the individual directors as well as the Board in the aggregate.
Subject to the requirements of applicable law, the Compensation Committee may designate persons other than its members to carry out its responsibilities under the Company’s incentive plans (including the selection of and the granting of awards under the plans to participants), except that the Compensation Committee may not delegate its authority with regard to the selection for participation of, or the granting of awards under the plans to, persons subject to Section 16 of the Securities Exchange Act of 1934.
The Charter of the Compensation Committee is available on the Company’s website (www.thatsmybank.com) and is also available in print upon request (submit requests for copies of the Charter to First Northern Community Bancorp, Attn: Investor Relations, 195 North First Street, P.O. Box 547, Dixon, CA 95620).
Role Of The Compensation Consultant
In 2023, the Compensation Committee directly engaged Aon’s Human Capital Solutions practice, a division of Aon plc (otherwise known as McClagan) (“McClagan”) as its external compensation consultant. McLagan helped facilitate the executive compensation process and provided information and guidance on various executive compensation and governance topics during the year. McLagan reported directly to the Compensation Committee, which has the authority, in its sole discretion, to retain any advisor to assist in the performance of its duties or to terminate any advisor to the Compensation Committee. The Compensation Committee determined that McLagan is independent and that there is no conflict of interest resulting from retaining McLagan during 2023 after taking into account the factors set forth in the SEC rules.
Say on Pay Vote

At our 2023 Annual Meeting of Shareholders, we conducted a non-binding shareholder advisory vote on the compensation of our named executive officers (commonly known as a "say-on-pay" vote). Our shareholders approved the say-on-pay proposal with 7,842,207 votes for, or 92.32%, 141,661 votes against, and 510,924 abstentions.  We believe this result demonstrates that our shareholders are generally supportive of our executive compensation program. As the Compensation Committee has reviewed our executive compensation policies and practices since the 2023 say-on-pay vote, it has been mindful of the level of support our shareholders have expressed for our approach to executive compensation. As such, following our annual review of our executive compensation program, the Compensation Committee decided to retain its general approach to executive compensation.

Compensation Philosophy
The Compensation Committee uses competitive compensation data from the annual total compensation analyses of peer companies and our market to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels. As part of this consideration, the Compensation Committee reviews peer data at the 25th, 50th and 75th percentiles as reference points. The Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader regional and United States markets. Instead, the Compensation Committee obtains input from our independent compensation consultant, McLagan, and applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, using a peer group generally comprised of similarly sized banks in our region, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.
Role of Executive Officers in Compensation Committee Deliberations
The Compensation Committee frequently requests the Chief Executive Officer and other named executive officers to be present at Compensation Committee meetings to discuss executive compensation.  Executive officers in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation.
The Compensation Committee discusses the Chief Executive Officer’s compensation with the Chief Executive Officer, but final deliberations and all votes regarding the Chief Executive Officer’s compensation are made in executive session, without the Chief Executive Officer present. The Compensation Committee also reviews and approves the Chief Executive Officer’s recommendations and input from the compensation consultant regarding the other named executive officers’ compensation.  Named executive officers are not present when the Compensation Committee deliberates and makes decisions about their compensation.
Board of Directors Meetings
In 2023, the Board of Directors of the Bank held 10 regularly scheduled meetings, and 4 joint meetings with the Board of Directors of the Company.  Each Director attended at least 75% of the aggregate of: (1) the total number of meetings of the Boards of Directors held during the period for which he or she has been a director; and (2) the total number of meetings of committees of the Boards of Directors on which he or she served during the period for which he or she served.  The Company has a policy to encourage Directors to attend the Annual Meeting.  All but one of the Directors up for election attended the Annual Meeting of Shareholders in 2023.
Director Independence
The Board of Directors has determined that (1) a majority of the Company’s directors, (2) each member of the Compensation Committee, (3) each member of the Audit Committee, and (4) each member of the Nominating and Corporate Governance Committee, is “independent” under the applicable standards set forth in the Nasdaq listing rules.  The Board of Directors has determined that all directors except Mr. Smith and Ms. Walker are independent under the applicable standards set forth in the Nasdaq listing rules.

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board.  The Board has determined that having an independent director serve as Chairman is in the best interest of the Company’s shareholders at this time.  This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures.  Further, this structure permits the Chief Executive Officer to focus on the management of the Company’s day-to-day operations.

Director Compensation

2023 Director Compensation Tables

Fees earned or paid in cash
Name	($)(1)
Patrick R. Brady	36,700
John M. Carbahal	34,000
Gregory DuPratt	31,000
Barbara A. Hayes	33,000
Richard M. Martinez	30,500
Foy S. McNaughton	32,000
Sean P. Quinn	35,400
Daniel F. Ramos	31,000
Mark C. Schulze	27,500
Louise A. Walker	30,500
1.
Each director who is not an officer or employee of the Company or the Bank received $1,500 for each jointly-held and regularly scheduled meeting of the Boards of Directors attended, with the exception of the Board Chairman, who received $1,900. In addition, Directors receive $400 per special meeting of the Board of Directors, and $500 per Committee meeting attended with the Chair of the Committee receiving $600 per meeting, with the exception of the Audit Committee Chair, who receives $700 per meeting.  In addition, each Director received a $5,500 retainer fee, with the exception of the Chairman of the Board, who received a $6,500 retainer fee.  Mr. Smith was an employee, and he received no additional compensation for his services as a Director for 2023.

The Company has Director Retirement Agreements with each of its non-employee Directors with the exception of Directors who joined the Company after February 2011.  For retirement on or after the normal retirement age of 65, the Director Retirement Agreements provide a benefit for 10 years ranging from $10,000 annually for a director with 10 years of service to a maximum of $15,000 annually for a director with 15 or more years of service, including years of service prior to the effective date of the Director Retirement Agreements.  As of January 1, 2023, there were three active directors who had served more than 15 years in such capacity and were eligible for director retirement benefits.  Benefits under the Director Retirement Agreements are payable solely to those directors who have served for at least 10 years, unless the director terminates service because of death or disability or unless the director’s service terminates within two years after a change in control.  There were no positive accruals under the Director Retirement Agreements in 2023.
In the case of early termination of a director’s service before age 65 for reasons other than death or disability or within two years after a change in control, he or she will receive over a period of 10 years aggregate payments equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which the director’s service terminated.  However, early termination benefits will not be payable unless the director is at least 55 years of age and has served as a director for at least 10 years, including years of service prior to the effectiveness of the Director Retirement Agreements.  If a director becomes disabled before age 65, the director will receive a lump-sum payment in an amount equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which disability occurred, regardless of whether the director has 10 years of service or has reached age 55.  If a change in control occurs and a director’s service terminates within 24 months after the change in control, the director will receive a lump-sum payment equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which termination occurred, regardless of whether the director has 10 years of service or has reached age 55.  For this purpose, the term “change in control” means:

•	A merger occurs and, as a consequence, the Company’s shareholders immediately prior to the merger own less than 50% of the resulting company’s voting stock immediately after the merger;
•
A beneficial ownership report is required to be filed under the Securities Exchange Act of 1934 by a person (or group of persons acting in concert) to report ownership of 20% or more of the Company’s voting securities; or

•
During any period of two consecutive years, individuals who constituted the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute a majority of the Board.  Directors elected during the two-year period are treated as if they were directors at the beginning of the period if they were nominated by a vote of at least two-thirds of the Directors in office at the beginning of the period.

No retirement income benefits are payable under the Director Retirement Agreements to a Director’s beneficiaries after the Director’s death.  A Director forfeits all benefits under the Director Retirement Agreement if his or her Director service terminates because of neglect of duties, commission of a felony or misdemeanor, or acts of fraud, disloyalty, or willful violation of significant Bank policies, or if the Director is removed from office by order of the Federal Deposit Insurance Corporation.
The Company has also purchased insurance policies on the lives of the Directors who entered into Director Retirement Agreements prior to 2011, paying the premiums for all of these insurance policies with one lump-sum premium payment of approximately $2.15 million.  The Company expects to recover the premium in full from its portion of the policies’ death benefits.  The Company purchased the policies as an informal funding mechanism for the post-retirement payment obligations under the Director Retirement Agreements.  Although the Company expects these policies to serve as a source of funds for benefits payable under the Director Retirement Agreements, the contractual entitlements arising under the Director Retirement Agreements are not funded and remain contractual liabilities of the Company, payable on or after each Director’s termination of service.
Under the Split Dollar Agreements and Split Dollar Policy Endorsements with the Directors, which were entered into on the same date the Director Retirement Agreements were executed, the policy benefits are divided between the Company and each Director. The Split Dollar Agreements provide that a Director’s designated beneficiary(ies) will be entitled to receive at the Director’s death life insurance proceeds in the amount of:
(a) $120,000 if the Director dies before age 72,
(b) $60,000 if the Director dies after reaching age 72 but before age 75, and
(c) $30,000 if the Director dies thereafter.
Following payment of such life insurance proceeds, the Director’s beneficiary(ies) would receive no further benefits under the Director Retirement Agreement, and the Company’s obligations under that agreement would be extinguished.  The Company is entitled to any insurance policy death benefits remaining after payment of the amount indicated above to the Director’s beneficiary(ies).
Director Non-Qualified Deferred Compensation
The Company has implemented an elective Deferred Director Fee Plan, a nonqualified voluntary plan providing unfunded deferred benefits for participating directors.  During 2023, no Director elected to defer their director fees.
Respectfully submitted,

Compensation Committee

 Sean P. Quinn, Chairman
 Patrick R. Brady
Gregory DuPratt
Barbara A. Hayes
Richard M. Martinez

Report of The Audit Committee
The Audit Committee oversees relevant accounting, risk assessment, risk management and regulatory matters.  It meets with the Bank’s and the Company’s internal auditors and its independent registered public accounting firm to review the scope of their work as well as to review quarterly and annual financial statements and regulatory and public disclosures with the officers in charge of financial reporting, control, and disclosure functions.  After reviewing the independent registered public accounting firm’s qualifications, partner rotation and independence, the Audit Committee appoints the independent registered public accounting firm subject to shareholder ratification, if required or sought.  In addition, the Audit Committee reviews reports of examination conducted by regulatory agencies and follows up with management concerning any recommendations and required corrective action, or to assess the Company’s internal control over financial reporting.
The Audit Committee reports regularly to the Board of Directors of the Bank and the Company and has the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate and necessary to perform its duties.  In performing its functions, as outlined in the Audit Committee Charter (available for review on the Bank’s website at www.thatsmybank.com) approved annually by the Bank’s Board of Directors, the Audit Committee of the Bank acts only in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and of the Company’s independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.
In connection with the December 31, 2023 financial statements of the Company, the Audit Committee of the Bank: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the Company’s independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, (3) received the written disclosures and the letter from the Company’s independent registered accounting firm required by Independence Standards Board Standard No. 1, and (4) has discussed with the Company’s independent registered public accounting firm such firm’s independence.  Based upon these reviews and discussions, the Audit Committee of the Bank recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the fiscal year ended December 31, 2023.
Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, this report of the Audit Committee of the Bank’s Board of Directors shall not be deemed to be incorporated by reference into any such filings except to the extent that it is specifically incorporated by reference therein.
The Audit Committee of the Bank’s Board of Directors consists of five members who are each “independent directors,” under the standards set forth in the Nasdaq listing rules.  The Board of Directors has determined that Mr. Carbahal and Mr. McNaughton are audit committee financial experts under the rules of the SEC.
Respectfully submitted,

Audit Committee

John M. Carbahal, Chairman
 Foy S. McNaughton
Sean P. Quinn
Daniel F. Ramos
Mark C. Schulze

Audit and Non–Audit Fees

Audit Fees
The total fees billed by Moss Adams LLP for professional services rendered for the audit of the Company’s financial statements for fiscal year 2023 and the reviews of financial statements included in the Company’s Forms 10-Q during 2023 were $380,602.  The total fees billed by Moss Adams LLP for professional services rendered for the audit of the Company’s financial statements for fiscal year 2022 and the reviews of the financial statements included in the Company’s Forms 10-Q during 2022 were $333,121.  Moss Adams LLP provided no other permitted non-audit services other than audit services during 2023 and 2022.
Audit-Related Fees
The total fees billed by Moss Adams LLP for assurance and related services that are reasonably related to the performance of the audit and review of the Company’s quarterly and annual financial statements, including audits of financial statements of certain employee benefit plans, review of registration statements, and permitted internal audit outsourcing, for fiscal years 2023 and 2022 were $52,500 and $43,500, respectively.
Tax Fees
Moss Adams LLP provided no tax services to the Company for the 2023 and 2022 fiscal years.

All Other Fees
No other fees were billed by Moss Adams LLP for fiscal years 2023 and 2022.
The Audit Committee of the Bank considered whether the provision of the services other than the audit services is compatible with maintaining Moss Adams LLP’s independence.
Pre-Approval Policy for Services Provided by
our Independent Registered Public Accounting Firm
The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company’s independent registered public accounting firm.  The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by the Company’s independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services.  The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.  All of the services described above under “Audit Fees” and “Audited-Related Fees” were approved by the Audit Committee pursuant to legal requirements and the Audit Committee’s charter and pre-approval policy.  There were no permitted non-audit services performed by Moss Adams LLP in 2023.
Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members.  The member or members to whom such authority is delegated shall report any specific approval of services at the Audit Committee’s next regular meeting.  The Audit Committee will regularly review summary reports detailing all services being provided by the Company’s independent registered public accounting firm.

Security Ownership of Certain Beneficial Owners and Management

As of December 31, 2023, and based upon filings with the Securities and Exchange Commission, Fourthstone LLC, Fourthstone Master Opportunity Fund Ltd., Fourthstone GP LLC, Fourthstone QP Opportunity Fund LP, Fourthstone Small-Cap Financials Fund LP, and L. Phillip Stone, IV, 926, 226 shares, 6.29%; M3 Funds, LLC, M3 Partners, LP, and M3F, Inc., collectively reported holding 837,922 shares of the Company’s common stock, which represented 5.695% of the shares then outstanding; and Banc Fund VIII L.P. Banc Fund IX L.P., and Banc Fund X L.P. collectively reported holding 882,651 shares of the Company’s common stock, which represented 5.99% of the shares then outstanding.  The foregoing were the only three persons or groups known to the Company to own beneficially more than 5% of the Company’s common stock.
The figures in the table are based on beneficial ownership as of February 29, 2024 and have been adjusted for a 5% stock dividend paid by the Company on March 25, 2024, to shareholders of record on February 29, 2024.  Except as indicated in footnotes and subject to community property laws, where applicable, the individuals named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Shares beneficially owned	Shares acquirable within 60 days by exercise of options	Percent of stock
Patrick R. Brady (1)	7,573	0	*
John M. Carbahal (2)	94,261	0	*
T. Joe Danelson (3)	69,769	81,153	1.02%
Gregory DuPratt (4)	121,143	0	*
Barbara A. Hayes	11,818	0	*
Richard M. Martinez (5)	71,352	0	*
Foy S. McNaughton (6)	103,095	0	*
Sean P. Quinn (7)	6,333	0	*
Daniel F. Ramos (8)	367	0	*
Mark C. Schulze	675,666	0	4.59%
Jeremiah Z. Smith (9)	102,635	153,605	1.74%
Kevin Spink	42,230	51,757	*
Louise A. Walker (10)	191,631	133,589	2.21%
All directors and executive officers as a group (13 people)	1,497,873	420,104	13.02%
_________________________
* Less than 1%.

(1)	Shares held jointly with Mr. Brady’s spouse.
(2)
Includes 23,320 shares held jointly with Mr. Carbahal’s spouse, 46,225 shares held by the Carbahal & Company An Annual Accountancy Company, of which Mr. Carbahal is a principal and partner, 3,180 shares held separately by Mr. Carbahal’s spouse, and 8,444 shares held by John M. Simmons Irrevocable Family Trust, of which Mr. Carbahal is co-trustee and has voting power with respect to such shares.

(3)	Includes 31,089 shares held by The Danelson Loving Trust, of which Mr. Danelson is a co-trustee and shares voting and investment power with respect to such shares.
(4)	Includes 17,981 shares held separately by Mr. DuPratt’s spouse.
(5)	Includes 8,675 shares held separately by Mr. Martinez’s spouse.
(6)	Includes 63,589 shares held by The McNaughton Family Trust, of which Mr. McNaughton is a co-trustee and shares voting and investment power with respect to such shares.
(7)	Shares held jointly with Mr. Quinn’s spouse.
(8)	Shares held jointly with Mr. Ramos’s spouse.
(9)	Includes 19,997 shares held jointly with Mr. Smith’s spouse and 1,432 shares held by Mr. Smith as custodian for his children.
(8)	Includes 54,411 shares held jointly with Ms. Walker’s spouse.

Executive Officers

Set forth below is certain information regarding our fiscal year end 2023 named executive officers and their titles as of December 31, 2023.
Name and Title	Age	Principal Occupation During the Past Five Years
Jeremiah Z. Smith, President, Chief Executive Officer, Director	48
Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company and the Bank from October 2014 to February 2018. Senior Executive Vice President and Chief Operating Officer since February 2018 to December 31, 2022, and President, Chief Executive Officer and Director of the Company and the Bank since January 1, 2023.

T. Joe Danelson, Executive Vice President, Chief Credit Officer Kevin Spink, Executive Vice President, Chief Financial Officer	66 45
Executive Vice President and Chief Credit Officer of the Company and the Bank from January 2015 to March 31, 2024.  Mr. Danelson retired from his position as Executive Vice President and Chief Credit Officer effective March 31, 2024.

Executive Vice President and Chief Financial Officer of the Company and the Bank since February 2018 to present.

Executive Compensation
In 2023, the Company achieved strong results financially, operationally, and in community focused efforts.
•	The Company reported record annual net income of $21.6 million for 2023, a 35.7% increase compared to net income of $15.9 million for 2022.
•	Fully diluted annual earnings per share of $1.41 for 2023, an increase of 35.6% compared to fully diluted earnings per share of $1.04 for 2022.
•
Our financial results were in large part a result of continued loan growth, including the Bank achieving a milestone as a billion-dollar lender during 2023, and the corresponding improvements to our earning asset mix.

o	Total net loans were $1.05 billion as of December 31, 2023, an 8.5% increase from $970.1 million as of December 31, 2022.
o	Yields on total loans improved to 5.19% for 2023, an improvement of 57 basis points or 12.3% over the yield of 4.62% earned in 2022.
o
The Company also recognized a substantial paydown on a non-performing agricultural loan relationship during 2023. This paydown resulted in a recovery totaling $2.0 million, including $1.3 million in back interest and $0.7 million in non-interest expense recoveries.

•
Our asset sensitive balance sheet, continued loan growth, strong deposit base and the increasing interest rate environment drove record net interest income of $66.5 million for 2023, an increase of 21.7% from $54.7 million in 2022.

o	Net interest margin was 3.70% for 2023, which was a 20.9% or 64 basis point improvement from the 3.06% reported for the prior year.
o	Yield on earning assets was 4.12% for 2023, an improvement of 100 basis points or 32.1% when compared to the yield of 3.12% earned in 2022.

We continued to manage our fundings costs in a challenging rate environment.  Total cost of deposits remained low at 0.43% for 2023 compared to 0.07% reported for the prior year.
Operationally, Management executed on several key fronts:
•
Management successfully completed the acquisition of three new branches in Colusa, Willows and Orland on January 20, 2023, and the Company assumed total deposits of $116 million and acquired total loans of $4 million upon closing. As a result of purchase accounting applied, the Company recognized a gain on bargain purchase of $1.4 million from the acquisition.

•	Approved and paid a 5% stock dividend payable on March 25, 2023, to shareholders of record as of February 28, 2023.
•
Launched Q2 marketplace, including Autobooks, in our online banking app. Autobooks is an online accounting solution that helps our small business customers with electronic invoicing, online payment acceptance, invoice tracking and small business accounting.

•	Continued our branch modernization and transformation efforts with the completion of the remodel of our Fairfield Branch.
•
Upgraded the Company’s stock trading platform from the OTCQB® Venture Market to the OTCQX® Best Market (“OTCQX”). Graduating to the OTCQX marks an important milestone for the Company, as it should provide more transparent trading and improved access to company information for shareholders. The Company began trading on the OTCQX on December 19, 2023.

In community focused efforts, Management continued to work to improve the communities we serve:
•
In line with our commitment to social responsibility our 2023 employee engagement activities were selected locally by each location for needs in the local communities we serve. Organizations of the 2023 efforts were: Bethel Community Church, Center for Land Based Learning, Colusa County Office of Education Children’s Services, Dixon Community Medical Clinic, Dixon Family Services, Elk Grove Food Bank, Food Bank of Contra Costa & Solano County, Food Literacy Center, Habitat for Humanity, Hills Church, Keaton’s Child Cancer Alliance, Meals on Wheels, Orland Police VIPS, Pink Lemonade, Placer Breast Cancer Foundation, Point Pleasant United Methodist Church, Putah Creek Council, Rise, Inc., Shelter Solano, Tree Davis, Willows Car & Bike Association, Women’s Empowerment, Woodland Food Closet, and Yolo Food Bank.

•
The Bank chairs the Greater Sacramento Economic Council’s Community Reinvestment Coalition. The Coalition is comprised of three local banks that are committed to focusing on the needs of our communities, including increasing the amount of affordable housing options and promoting financial literacy, work force training and upskilling.

The first initiative of the Coalition was to help address the affordable housing needs in the greater Sacramento region by working collaboratively to make a larger impact on this important issue.
The coalition recently came together to finance the construction and development of an 82 unit low-to-moderate income housing development in Rancho Cordova including both debt financing as well as direct investment as a limited partner as part of a low-income housing tax credit partnership.  The project is currently under construction.

•
Continued the Bank’s commitment to our employees’ long-term financial wellbeing in our profit-sharing plan. Under the terms of this plan, a portion of the Bank’s profits, as determined by the Board of Directors, is set aside, and maintained in a trust fund for the benefit of qualified employees.

•	Provided Financial Education Outreach Programs to improve financial literacy in our communities.
•	The Bank continued its partnership with Cristo Rey High School, to give junior and senior students the opportunity for an internship and mentoring at the Company.

The following table sets forth, for the years ended December 31, 2023, and December 31, 2022, a summary of the compensation earned by the Chief Executive Officer, and the Company’s two most highly compensated executive officers, other than the Chief Executive Officer, who earned over $100,000 in total compensation in 2023.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Jeremiah Z. Smith President, Chief Executive Officer and Director of the Bank and Company	2023	475,000	—	135,928	—	198,379	227,427	1,036,734
	2022(6)	330,939	—	59,356	58,507	111,295	134,289	694,386
T. Joe Danelson(7) Executive Vice President, Chief Credit Officer of the Bank and Company	2023	320,000	—	74,635	—	100,128	96,805	591,568
	2022	278,250	—	89,892	—	79,663	72,025	519,830
Kevin Spink Executive Vice President, Chief Financial Officer of the Bank and Company	2023	286,440	—	86,112	—	89,627	62,485	524,664
	2022	260,400	—	40,708	40,074	74,553	46,299	462,034

1.	Includes amounts contributed to the Company’s Profit Sharing/401(k) Plan at the election of the named executive officers.
2.	No discretionary bonuses were paid in 2023 and 2022.
3.
Amounts shown do not reflect compensation actually received by the named executive officer.  Instead, the amounts reported in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of stock awards and option awards granted in the respective fiscal years, as determined in accordance with Accounting Standards Codification 718.  The grant date fair market value for stock options is based on certain assumptions that are explained in Note 15 to the Company’s financial statements for the year ended December 31, 2023, which are included in the Company’s 2023 Annual Report on Form 10-K.

4.
Amounts listed in this column represent bonuses paid under the Company’s Non-Equity Incentive Compensation Plan for each respective year.  These amounts are not reported in a separately identified Bonus column because the awards are tied to corporate performance objectives for each respective year.  Payments made with respect to each year’s respective performance are paid in March of the following year. See “Non-Equity Incentive Plan and Bonus Compensation” below.

5.
Includes Company funded non-qualified deferred compensation benefits and retirement profit sharing contributions made by the Company in 2023 and 2022.  Jeremiah Z. Smith received non-qualified deferred compensation benefits of $142,500 and $74,989 and retirement profit sharing contributions of $62,485 and $46,299 for 2023 and 2022, respectively. T. Joe Danelson received non-qualified deferred compensation benefits of $48,000 and $31,525 and retirement profit sharing contributions of $48,805 and $40,500 for 2023 and 2022, respectively. Kevin Spink received retirement profit sharing contributions of $62,485 and $46,299 for 2023 and 2022, respectively. The aggregate amount of perquisites and other personal benefits or property in 2023 and 2022 are listed in the table below.

6. In 2022, Mr. Smith was Senior Executive Vice President/Chief Operating Officer.
7.	Mr. Danelson retired from his position as Executive Vice President, Chief Credit Officer of the Bank and Company effective as of March 31, 2024.

Name	Year	Auto Expense ($)	Cell Phone Reimbursement ($)	Club Dues ($)	Profit Sharing ($)	Deferred Compensation ($)	All Other Compensation ($)
Jeremiah Z. Smith	2023	4,944	90	17,408	62,485	142,500	227,427
	2022	3,682	360	8,959	46,299	74,989	134,289
T. Joe Danelson	2023	—	—	—	48,805	48,000	96,805
	2022	—	—	—	40,500	31,525	72,025
Kevin Spink	2023	—	—	—	62,485	—	62,485
	2022	—	—	—	46,299	—	46,299

Perquisites

The Company provides named executive officers with a limited number of perquisites that it believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs. Mr. Smith utilizes an automobile purchased by the Bank. Please refer to the footnotes to the Summary Compensation Table above for other perquisites provided to our NEOs.
Narrative to Summary Compensation Table
Named Executive Officers
The Summary Compensation Table and the table which follows provide compensation information for Mr. Smith as the President and Chief Executive Officer and Mr. Danelson and Mr. Spink, each of whom are the two most highly compensated executive officers of the Company, other than the Chief Executive Officer, receiving more than $100,000 in total compensation during 2023.

Non-Equity Incentive Plan and Bonus Compensation
The Company uses annual incentives to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. Awards are provided under the terms of the Company’s Incentive Compensation Plan.  All executive officers are eligible to receive annual cash incentive compensation at the end of each year if performance goals are achieved.
 The 2023 award metrics were approved in December 2022 and were contingent on Company performance relative to Asset Quality, Efficiency Ratio, Return on Equity, and Overall Quality Loan Growth, which were each weighted at 25%.  Overall Quality Loan Growth was defined as total net loans excluding loans held for sale and loans made under the SBA’s Paycheck Protection Program (“PPP”).
The table below shows the non-equity incentive metrics at threshold, target, and maximum, as well as the actual result and payout percentage for each metric:
	2023 Non-Equity Incentive Metrics
Category	Performance Measure	Threshold	Target	Max	Actual Result	Payout Percentage
Asset Quality	Total Classified Assets to Total Risk Based Capital	15.0%	10.0%	5.0%	10.75%	10.62%
Efficiency Ratio	Cumulative Efficiency Ratio	62.3%	59.3%	57.5%	58.41%	18.68%
Return on Equity	Return on Average Equity (excluding accumulated other comprehensive income)	9.5%	10.5%	11.6%	11.94%	25.0%
Quality Loan Growth	Overall Loan Growth (excluding Paycheck Protection Program Loans)	10.0%	12.5%	15.0%	8.59%	0%
After taking into account the weighting of all metrics, the Compensation Committee determined that the annual Company incentive objectives for 2023 were achieved to the degree sufficient to pay out the dollars set aside in the accrual.  The Company reserves the right to exercise discretion on payout levels after performance levels have been certified.  No discretion was exercised.
The table below shows threshold, target, and maximum bonus opportunity as well as each named executive officer’s actual award as a percentage of salary. The Company made the cash payments identified in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
	2023 Non-Equity Incentive Opportunity as % of Salary
Name	Threshold	Target	Max	Actual 2023 Award as a Percentage of Salary
Jeremiah Z. Smith	0%	40.0%	60.0%	41.76%
T. Joe Danelson	0%	30.0%	45.0%	31.29%
Kevin Spink	0%	30.0%	45.0%	31.29%
In 2023, the Board exercised its discretion not to pay a discretionary bonus because the non-equity incentive plan compensation was determined to be sufficient.

Stock Option and Restricted Stock Awards
In 2023, the three named executive officers received grants of stock options and/or restricted stock awards under the Company’s 2016 Stock Incentive Plan.  Stock option and restricted stock awards are in line with the Company’s compensation philosophy, which is designed to retain executive management, reward long-term contributions to the Company and align executives with shareholder interests.  All stock options awarded to named executive officers during 2023 vest and become exercisable with respect to 25% of the underlying shares at the end of the first year and an additional 25% at the each of the next three years thereafter.  All restricted stock awards to named executive officers during 2023 cliff vest on the earlier of the fourth anniversary of the date of grant or upon normal retirement (normal retirement is defined as age 65 or later).
The numbers of stock options and restricted stock granted and exercise prices with respect to 2023 awards and detail regarding the number of options and restricted stock held by each named executive officer at year-end is set forth below in the 2023 Outstanding Equity Awards at Fiscal Year-End Table.  The long-term incentives are awarded on a discretionary basis.  The named executive officers are eligible to receive long-term incentive awards annually.  The value of the awards is generally based on the Company’s overall success and individual contributions toward these results, as well as market and industry best practices.  When making awards, it is the Company’s practice to award a combination of stock options and restricted stock to the named executive officers, but there is no prescriptive methodology to determining the number of each type of share to grant.
At the Annual Meeting of Shareholders held on May 19, 2015, the Company’s shareholders approved the First Northern Community Bancorp 2016 Stock Incentive Plan.  At the Annual Meeting of Shareholders held on May 18, 2021, the Company’s shareholders approved an amendment to the 2016 Stock Incentive Plan to increase the total number of shares authorized for issuance under the Plan by 500,000 shares.  All option grants and restricted stock awards to named executive officers in 2023 and 2022 were made under the 2016 Stock Incentive Plan.

Employment Agreements
The Bank entered into an employment agreement with Mr. Smith effective as of January 1, 2023.  The agreement had an initial one-year term which renews automatically for consecutive one-year terms, unless the executive officer or the Bank gives advance notice that the agreement will not renew.  Pursuant to such terms, the employment agreement was extended on December 31, 2023, to December 31, 2024.  The employment agreement provides for an annual base salary of $475,000, to be adjusted annually, where appropriate.  Upon an involuntary termination without cause (as defined therein) or termination for good reason (as defined therein) outside of a change of control period, Mr. Smith will receive, in a lump sum, 150% of the sum of (i) his annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to him for the three most recent consecutive years prior to termination, as well as continued health coverage for himself and his dependents for up to 36 months.  Upon an involuntary termination without cause or termination for good reason or the Bank’s election not to extend the term of his employment agreement within two years following a change of control, Mr. Smith will receive, in a lump sum, 250% of the sum of (i) his annual base salary as of the date of termination and (ii) the average of the annual bonuses  awarded to him for the three most recent consecutive years prior to the date of termination, continued health coverage for himself and his dependents for up to 36 months and outplacement assistance.
Mr. Danelson has a change in control agreement which is in place of a full employment agreement, described below under “– Change of Control Agreements”.
During the 2023 fiscal year, Mr. Spink did not have an employment or change in control agreement in place.

Supplemental Executive Retirement Agreements
The Company has entered into Supplemental Executive Retirement Plan Agreements (“SERPs”) with Mr. Smith and Mr. Spink.  In 2006, the Board changed the manner in which retirement benefits are provided to certain executive officers.  The Board’s intent was to coordinate the various forms of retirement benefits provided to executives in order to enhance internal equity and to better target the overall level of retirement benefits provided.  The result was the adoption of a new SERP that provides a total benefit of 50% of average compensation from three sources: social security retirement benefits, the profit sharing plan, and the new SERP.  Mr. Smith and the Company entered into the new SERP agreement in 2011.  In connection with Mr. Smith’s appointment as the Chief Executive Officer, the Company entered into an amendment of Mr. Smith’s SERP agreement, effective January 1, 2023.  Mr. Spink and the Company entered into the new SERP agreement on August 1, 2017.
The SERP benefit is calculated using 3-year average salary plus 7-year average bonus (average compensation).  For each year of service, the benefit formula credits 2% of average compensation up to a maximum of 50%.  Therefore, for an executive serving 25 years, the target benefit is 50% of average compensation.
The SERP target benefit is reduced for other forms of retirement income.  Reductions are made for 50% of the social security benefit expected at age 65 (age 62 under the amended SERP agreement for Mr. Smith) and for the accumulated value of contributions the Bank makes to the executive’s profit sharing plan.  For purposes of this reduction, contributions to the profit sharing plan are accumulated each year at a 3-year average of the yields on 10-year treasury securities.  Retirement benefits are paid monthly for 120 months plus 6 months for each full year of service over 10 years, up to a maximum of 180 months.
The SERP agreements provide for reduced benefits in the case of early retirement (the later of the executive officer’s 55th birthday or the age at which the executive officer has at least 10 years of service with the Company).  The early commencement factor is 1.0 minus the product of 0.41667% multiplied by the number of full calendar months that early retirement precedes age 65 (age 62 under the amended SERP agreement for Mr. Smith).  Benefits are also payable in the event of death, disability, or termination within 24 months following a change in control.
Eligibility to participate in the SERP is limited to a select group of management or highly compensated employees of the Bank that are designated by the Board.
Profit Sharing/401(k) Plan and Trust
The Company has an interest in providing financial security and retirement savings opportunities to its employees and views its retirement plans as a means of attracting and retaining employees in a competitive labor market. To accomplish these goals, the Company sponsors a Profit Sharing/401(k) Plan and Trust Agreement pursuant to which the Company makes annual profit-sharing contributions as determined by the Bank’s Board of Directors depending on the profitability of the Bank during the year, subject to certain limitations on contributions under the Internal Revenue Code (“IRC”) and the Profit Sharing Plan.

Employees with a minimum of one year of service with the Company are eligible to participate in the profit sharing portion of the Profit Sharing Plan. The Company’s profit sharing contribution is allocated among participating employees, including the named executive officers, in the proportion which each participant’s covered compensation for the fiscal year bears to the total compensation for all participating employees for such year, subject to statutory limits. Contributions to a participant’s account vest after six years, and participants may receive distributions from their profit sharing accounts only upon retirement (or age 59 ½), termination of employment, disability, or death.

The Company generally contributes annually to the Profit Sharing Plan an amount equal to 10% of the Company’s pre-tax, pre-provision net income, adjusted for net loan loss experience.  This contribution is made annually at the discretion of the Board of Directors.

Other Plans and Benefits
Non-Qualified Deferred Compensation Plan
Consistent with the desire to provide retirement and savings opportunities for a select group of executive management and highly compensated employees, the Company provides a deferred compensation plan for its named executive officers called the “2001 Executive Deferral Plan.”  This plan provides a way to offset the effect of tax law limitations on benefits under tax-qualified plans.  The plan is a nonqualified plan providing the named executive officers with an unfunded, deferred compensation program.  Under the plan, the named executive officers may elect to voluntarily defer a portion of their current compensation until termination of employment, subject to certain exceptions. Payments generally commence the month following termination at Normal Retirement, or six (6) months following if necessary to comply with Section 409A.  Deferred amounts earn interest at an annual rate determined by the Bank’s Compensation Committee and approved by the Board of Directors.  In 2023, deferred amounts earned interest at 5.10%, representing 120% of the Applicable Federal Rate.  In 2023, no executives elected to voluntarily defer any compensation.

In 2017, the Compensation Committee evaluated and approved the implementation of a performance-based, Company funded non-qualified deferred compensation benefit for two of its named executive officers, Mr. Smith and Mr. Danelson. The benefits fall under the Company’s 2001 Executive Deferral Plan, which was amended as of July 20, 2017, to allow for Company contributions on behalf of a select group of management and highly compensated employees. The individual benefits became effective on August 1, 2017. The purpose of the benefits is to recognize the contributions of these select key executives to the Company, to drive continued and future business results, and to serve as a retention vehicle for their continued employment. The benefits are performance-based in that the Compensation Committee annually establishes and approves performance metrics at the beginning of each performance period, and no contributions are made to the Executive Deferral Plan unless the goals are achieved, or discretion is exercised. The 2023 performance metric approved by the Committee was Return on Average Equity excluding unrealized gains or losses.  The target for this metric was 10.5%.  Company contributions are based on a percentage of base salary and range from 0% to 15% of base salary for Mr. Danelson and from 0% to 30% of base salary for Mr. Smith. Company contributions are eligible to earn the same interest paid on voluntary deferred contributions. Company contributions and any interest earned are subject to vesting requirements.

	2023 Non-Qualified Deferred Compensation Plan Opportunity as % of Salary
Performance Measure	Threshold	Target	Max	Actual Result
Return on Average Equity % (before unrealized gains/losses)	9.5%	10.5%	11.6%	11.94%

	2023 Non-Qualified Deferred Compensation Plan Opportunity as % of Salary
Name	Threshold	Target	Max	Actual 2023 Award as a Percentage of Salary
Jeremiah Z. Smith	0%	20.0%	30.0%	30.0%
T. Joe Danelson	0%	10.0%	15.0%	15.0%

These contributions provide supplementary executive retirement/retention awards that vest and become payable upon the first of the following events to occur: continued employment with the Company to age 65, death while an employee of the Company, disability while an employee of the Company, an involuntary termination from the Company without Cause or voluntary termination for Good Reason, or a termination within 24 months of a Change in Control (as each such term is defined under the Executive Deferral Plan). Upon his appointment as Chief Executive Officer, Mr. Smith entered into the First Amendment to Executive Participation Agreement, effective January 1, 2023, pursuant to which Mr. Smith became 50% vested in his award as of January 1, 2023 and will become fully vested in the remaining balance of his award upon his 62nd birthday, so long as he remains employed with First Northern Bank of Dixon and has achieved certain performance goals.

Change of Control Agreements
The Company provides certain named executive officers with agreements that provide certain specified benefits upon a change in control of the Company.  These agreements endeavor to help the Company retain key employees by providing those executives some certainty in compensation in the event the Company is acquired, and also help to ensure that the Company will have the benefit of its named executive officers during and through the consummation of any merger.  For more information, please refer to “Employment Agreements” above.
In January 2015, the Bank entered into a Change of Control Agreement with Mr. Danelson.  Pursuant to the agreement, upon an involuntary termination without cause (as defined therein) or resignation due to change of control (as defined therein) within six (6) months following the Bank’s formal approval of a Change of Control (as defined therein), Mr. Danelson will receive in a lump sum, 200% of the sum of (i) his annual base salary on the date of the change of control and (ii) the average of the annual bonuses awarded to him for the three most recent consecutive years prior to the change of control, and continued health coverage for himself and his dependents for up to 24 months, and possible outplacement assistance.

2023 Outstanding Equity Awards at Fiscal Year-End*
The following table sets forth information regarding outstanding equity-based awards, including the potential dollar amount realizable with respect to each award.
Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Jeremiah Z. Smith	5,645	-		4.64	02/21/2024	35,314	300,015
	15,671	-		5.05	02/16/2025
	15,671	-		5.40	02/17/2026
	17,272	-		8.29	02/12/2027
	21,583	-		9.72	02/12/2028
	27,611	-		8.50	02/20/2029
	36,647	12,212	(1)	9.21	02/18/2030
	6,935	20,807	(2)	9.30	03/29/2032

T. Joe Danelson	11,952	-		8.29	02/12/2027	26,974	229,164
	15,105	-		9.72	02/12/2028
	18,406	-		8.50	02/20/2029
	27,037	9,012	(1)	9.21	02/18/2030

Kevin Spink	2,087	-		9.72	02/12/2028	22,366	190,023
	14,994	-		8.50	02/20/2029
	22,441	7,480	(1)	9.21	02/18/2030
	4,754	14,266	(2)	9.30	03/29/2032

*The figures in the table above are based on data as of December 31, 2023 and have been adjusted for a 5% stock dividend paid by the Company on March 25, 2024, to shareholders of record on February 29, 2024.
1.	All remaining unexercisable options will vest and become exercisable on February 18, 2024.
2.	Remaining unexercisable options will vest and become exercisable in three equal installments on March 29, 2024, March 29, 2025, and March 29, 2026.
3.
These awards represent time based restricted stock awards that vest in their entirety on the fourth anniversary of grant date.  These awards were granted on February 19, 2020, February 19, 2021, February 16, 2022, and February 23, 2023.

4.
The fair value was determined using the closing price of the Company’s stock on December 31, 2023, adjusted for a 5% stock dividend paid by the Company on March 25, 2024, to shareholders of record on February 29, 2024.  The adjusted closing stock price on that date was $8.50.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last two completed calendar years.  In determining the “compensation actually paid” to our named executive officers (“NEOs”), we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table (the “SCT”) in previous years to reflect the estimated value of equity awards as of the end of the fiscal year or, if earlier, the vesting date. Note that compensation for our NEOs other than our Chief Executive Officer (“CEO”) is reported as an average.

Year	Summary Compensation Table (SCT) Total for CEO (1)	Compensation Actually Paid to CEO (2) ($)	Average SCT Total for Non-CEO NEOs (1) ($)	Average Compensation Actually Paid to Non-CEO NEOs (2) ($)	Value of $100 Initial Fixed Investment Based on Total Shareholder Return (“TSR”) ($)	Net Income ($)
2023	1,014,292	1,095,586	557,714	605,710	96	21,554
2022	1,200,372	1,087,346	600,608	530,272	88	15,884

1.
The CEO for 2023 is Jeremiah Z. Smith.  The CEO for 2022 was Louise A. Walker.  Other named executive officers for 2023 include T. Joe Danelson, Executive Vice President/Chief Credit Officer and Kevin Spink, Executive Vice President, Chief Financial Officer.  Other named executive officers for 2022 included Jeremiah Z. Smith, former Senior Executive Vice President, Chief Operating Officer and T. Joe Danelson, Executive Vice President/Chief Credit Officer.

2.
SEC rules require certain adjustments be made to the SCT totals to determine “compensation actually paid” as reported in the Pay versus Performance table. The following table details these adjustments more specifically:

Year	Executive	SCT Total ($)	Subtract Amount Reported in “Stock Awards” Column of SCT ($)	Add Value of Outstanding and Unvested Equity Awards that were Granted in Current Year ($)	Add (Subtract) Change In Value of Equity Awards Outstanding and Unvested at the end of the Current Year that were Granted in a Prior year ($)	Add (Subtract) Change in Value of Equity Awards Vested in the Current Year that were Granted in a Prior Year ($)	Subtract Value of Equity Awards that Failed to Meet Vesting Conditions ($)	Compensation Actually Paid ($)
2023	CEO	$1,014,292	$(135,928)	$142,310	$64,049	$10,863	$-	$1,095,586
Non-CEO NEOs		557,714	(80,374)	84,147	36,898	7,326	-	605,710
2022	CEO	$1,200,372	$(397,282)	$353,298	$(77,482)	$8,440	$-	$1,087,346
Non-CEO NEOs		600,608	(103,878)	72,135	(46,928)	8,335	-	530,272

Proposal 2
Ratification of the Appointment of the Company’s Independent
Registered Public Accounting Firm
At the Annual Meeting a vote will be taken on a proposal to ratify the appointment of Moss Adams LLP by the Audit Committee of the Board of Directors to act as the independent registered public accounting firm of the Bank and the Company for the fiscal year ending December 31, 2024.  Although the appointment of independent public accountants is not required to be approved by shareholders, the Audit Committee believes shareholders should participate in such selection through ratification.
It is anticipated that a representative of Moss Adams LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.
Ratification of the appointment by the Audit Committee of the Board of Directors of the independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.

Your Board of Directors Recommends a vote “FOR” Ratification of the
Appointment of Moss Adams LLP by the Audit Committee of the
Board of Directors as the Bank’s and the Company’s Independent Registered
Public Accounting Firm for the Fiscal Year Ending December 31, 2024.

Transactions with Related Persons
Certain directors and executive officers of the Bank and the Company and corporations and other organizations associated with them and members of their immediate families were customers of and engaged in banking transactions, including loans, with the Bank in the ordinary course of business in 2023 and 2022.  Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.  These loans did not involve more than the normal risk of collectability or present other unfavorable features.
Insider Lending policy
The Board of Directors of the Company has a written insider lending policy that covers all officers, directors and “control persons” who have substantial share ownership or other control over election of directors.  Loans to insiders must be on terms that are substantially the same as those made to non-insiders, as demonstrated by the submission to the loan officer of at least three comparable non-insider loans that are comparable, including with respect to interest rates and collateral.  Extension of credit to insiders must be approved by the Board of Directors and be recommended by the Bank’s Management Loan Committee and Directors Loan Committee.  Insider loans are also subject to maximum percentage and dollar limits.  The Board of Directors has not adopted a related party transactions policy with regard to transactions other than loans.  Company personnel are expected under the Company’s code of ethics to make immediate disclosure of situations that might create a conflict of interest, or the perception of a conflict of interest, which includes transactions involving entities with which such personnel are associated.  The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof).  Such transactions, after full disclosure of the material terms to the Board, must be approved by the members of the Board who are not parties to the specific transaction to determine that they are just and reasonable to the Company at the time of such approval, with those members of the Board (if any) who have an interest in the transaction abstaining.  Such procedures are consistent with the terms of California corporate law.
Anti-Hedging Policy
The Company’s Code of Conduct, which applies to all employees, officers and directors, prohibits speculative trading, including short sales (a purchase and sale within 6 months) and trading in puts, calls and other options, with respect to the Company’s securities.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act, as administered by the SEC, requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company.  Executive officers, directors and greater than ten percent shareholders are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.  Based solely upon a review of such reports, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its executive officers and directors during the last fiscal year were filed on a timely basis.
Information Available to Shareholders
A copy of First Northern Community Bancorp’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2023, as filed with the Securities and Exchange Commission, is included with this mailing.  additional copies will be furnished without charge to Shareholders upon written request to:  Devon Camara-Soucy, Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING:
THE PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K TO SHAREHOLDERS ARE AVAILABLE AT: WWW.THATSMYBANK.COM
First Northern Community Bancorp is required to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934 and rules thereunder. Copies of the public portions of reports to the SEC may be inspected and copied at the headquarters of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549.  Certain information is available electronically at the SEC’s internet web site at www.sec.gov.  You can also obtain a copy of the Company’s annual report on Form 10-K, this Proxy Statement and other periodic filings with the SEC through our website at www.thatsmybank.com.  The link to the Company’s SEC filings is on the Investor Relations page of the Company’s website.  No information contained on our website is incorporated by reference into this Proxy Statement.
Shareholder Proposals
Under the rules of the SEC, if a shareholder wants to include a proposal in the Company’s proxy statement and form of proxy for presentation at the 2025 annual meeting of shareholders, the proposal must be received by the Company at its principal executive offices by December 16, 2024.
Under the Company’s Bylaws, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders.
Nomination of directors must be made by notification in writing delivered or mailed to the President of the Company at the Company’s principal executive offices not less than 30 days or more than 60 days prior to any meeting of shareholders called for the election of directors and must contain certain information about the director nominee.  The Company’s annual meeting of shareholders is generally held in April or May.  If the Company’s 2025 annual meeting of shareholders that is due to be held May 13, 2025, is held on schedule, the Company must receive notice of any nomination no earlier than March 14, 2025, and no later than April 13, 2025.  The Chairman of the meeting may disregard the nomination of any person not made in compliance with the foregoing procedures.
Notice of any business item proposed to be brought before an annual meeting by a shareholder must be received by the Secretary of the Company not less than 70 days or more than 90 days prior to the first anniversary of the preceding year’s annual meeting, unless the date of the 2024 annual meeting is advanced by more than 20 days or delayed by more than 70 days in which case notice must be received not more than 90 days and not less than the later of 70 days prior to the meeting or 10 days after the public announcement of the meeting date.  Assuming no such advance or delay, the Company must receive notice of any proposed business item no earlier than February 12, 2025, and no later than March 4, 2025.  If the Company does not receive timely notice, the Company’s Bylaws preclude consideration of the business item at the annual meeting.  With respect to notice of a proposed item of business, the Bylaws provide that the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and certain information regarding the shareholder giving the notice.
A copy of the Company’s Bylaws may be obtained upon written request to the Secretary of the Company at the Company’s principal executive offices.

Other Matters
The management of the Company is not aware of any other matters to be presented for consideration at the Annual Meeting or any adjournments or postponements thereof.  If any other matters should properly come before the Annual Meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best business judgment, pursuant to the discretionary authority granted therein.

By Order of the Board of Directors

Jeremiah Z. Smith
President and Chief Executive Officer

First Northern Bank
Operations Center
Parking
Beacon
Gas
Station
North First Street
210 Stratford Avenue
HWY 113 SOUTH
Sacramento →
Davis →
← Fairfield
← Vacaville
Stratford Avenue
INTERSTATE 80
Pitt School Road
City of Dixon
North First Street
West A Street

Operations Center Map